Exhibit 10.1

CONSULTING AGREEMENT

This Agreement is entered into as of the 13th day of December, 2013, by and between MICHAEL E. BATTEN (“Batten”) and TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Company”).

Recitals

Batten has been the Chief Executive Officer and Chairman of the Company.  He is scheduled to retire on December 31, 2013.  In the course of his leadership of and employment with the Company, he has gained valuable knowledge of the Company’s business and operations and had access to unique, confidential, and valuable information relating to the Company’s business.  The Company desires to have the benefit of Batten’s knowledge and experience after he retires from regular employment with the Company, and Batten would like to provide consulting services to the Company.  The Company also desires to restrict the use and dissemination of Company’s confidential information by Batten.
Now Therefore, in consideration of the mutual covenants contained herein, the parties agree as follows:

1	Consulting Relationship

1.1 The Company retains Batten as an independent contractor, not as an employee, to provide consulting services.  This agreement will continue for three years from January 1, 2014, unless terminated earlier pursuant to Section 2 below.  In the event of termination, the Company shall pay Batten for all expenses incurred and services performed up to and including the effective date of the termination.
1.2 Batten agrees to furnish such consulting services as the Company may reasonably call upon him to provide during the term of this Agreement.  The consulting services, when combined with Batten’s continued service as Non-Executive Chairman of the Board, are expected to be permanently less than 20% of the average level of service Batten performed for the Company in the 36 months before his retirement.
1.3 The Company agrees to pay Batten a fee of $100,000 per year, paid in equal installments in accordance with the Company’s standard practice, for consulting services as described above.  Batten shall also have the ability to use the Company plane for personal use, up to a value of $25,000 per year.  Such amounts shall be in addition to any payments that Batten earns for his service as a director of the Company.
1.4 Batten shall perform the services under this Agreement as an independent contractor of the Company and not an employee.  Batten assumes full responsibility for the payment of all compensation, Social Security, unemployment and other taxes and charges for himself in the performance of the work hereunder.
1.5 Batten and the Company hereby acknowledge and agree that effective January 1, 2014, Batten shall be deemed to have terminated employment due to Retirement under the July 26, 2007 Change in Control Severance Agreement between Batten and the Company, and that such agreement shall no longer be effective as between Batten and the Company on or after January 1, 2014.
1.6 Batten and the Company hereby further acknowledge and agree that effective January 1, 2014, Batten shall be deemed to have terminated employment due to retirement under any then-outstanding performance stock unit award agreements and restricted stock grant agreements, and that payments under such agreements shall be made or forfeited in accordance with their terms.

2	Termination

2.1 Death.  In the event of the death of Batten during the Term of this Agreement, this Agreement shall automatically terminate.
2.2 Termination of Consultant by the Company.
a. For Cause.  The Company shall have the right to terminate this Agreement for cause.  In the event of termination for cause, the Company shall not be required to make any further payments to Batten under this Agreement except for payments earned through the date of termination.  The term “cause” shall mean termination of this Agreement and Batten’s consultancy with the Company by reason of Batten’s (a) commission of an act of fraud or material dishonesty involving the Company, (b) intentional and material neglect of the duties owed by Batten to the Company or Batten’s material misconduct after the Company has provided written notice to Consultant identifying the alleged neglect or misconduct and the failure by Batten during a reasonable period of time, not less than thirty (30) days, to cure the alleged neglect or misconduct, or (c) breach of the restrictive covenants set forth in this Consulting Agreement.
b. Without Cause.  The Company shall have the right to terminate this Agreement without cause by providing Batten at any time within 60 days’ advance written notice of such termination.  In the event the Company elects to terminate this Agreement without cause pursuant to this provision, the Company shall be obligated to pay Batten’s payments earned through the date of termination.
2.3 Termination of Agreement By Batten.  Batten shall have the right to terminate this Agreement and his consultancy hereunder as well as any and all payments to be made hereunder by providing the Company with 60 days’ advance written notice.

3	Non-Competition and Confidentiality Restriction

3.1 Batten acknowledges that he has and, during his consultancy with the Company, he will continue to come into possession of information of a sensitive, confidential, or proprietary nature pertaining to the Company, including, by way of illustration and not of limitation, information pertaining to the Company’s products, financial resources, customers, vendors, product research and development, marketing, cost and pricing data, and long-range and short-range strategic and competitive plans (collectively, the “Confidential Information”).  Batten agrees that all Confidential Information constitutes unique and legitimate interests of the Company that contribute in large part to the success of the Company in the competitive field in which it is engaged.  In addition to any applicable legal obligation to maintain the confidentiality of trade secrets and in further consideration of this Agreement, Batten represents and agrees that, during the term of this Agreement and for six months thereafter, he will not disclose to anyone outside the Company any Confidential Information.  Nothing in this Section 3.1 shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than provided herein.
3.2 Batten agrees that during the term of this Agreement and for a period of six (6) months from the termination of this Agreement for any reason, Batten will not, directly or indirectly, either individually or as an owner, employee, agent, partner, shareholder, consultant, representative or in any other capacity, participate or engage in, or provide services to any company engaged in the business of designing, manufacturing and selling of heavy duty off-highway power transmission equipment, including hydraulic torque converters; power-shift transmissions; marine transmission, surface and jet drives; universal joints; gas turbine starting drives; power take-offs; mechanical, hydraulic and pneumatic clutches; fluid couplings; or control systems in any capacity in which the trade secrets or confidential information to which Batten had access or which Batten otherwise had knowledge of could be used to the Company’s detriment.  Batten further represents and agrees that the Company’s business market extends throughout the world and, as Chairman and CEO, he was privy to and involved in strategic decision making for all aspects of the business and the Company’s legitimate competitive interests can only be protected if Consultant agrees to refrain from the activities prohibited herein anywhere in the world.
3.3 Batten also agrees that he will not, during the term of this Agreement and for six months from the termination of this Agreement for any reason, in any way, influence, solicit, induce or attempt to influence, solicit or induce any customer, supplier, employee, contractor, consultant or other person or entity having a business relationship with the Company with which Batten has had contact or gained special knowledge to terminate, withdraw, limit, curtail or otherwise abandon such relationship.

4	General Provisions

4.1 Performance or compensation under this Agreement shall not affect or be affected by any other agreement, relationship, or prior compensation (in money or benefits) between the Company and Batten.
4.2 In the event of Batten’s breach of the consulting provisions of this Agreement, including any case in which the Company terminates his consulting services for any reason, or in the event of Batten’s actual or threatened breach of the non-competition and confidentiality provisions of this Agreement, the Company shall no longer be liable to pay Batten any amount for consulting services under this Agreement.  In addition, the Company shall be entitled to seek legal remedies, including damages and an injunction restraining Batten from violating the non-competition and confidentiality provisions of this Agreement.
4.3 If Batten becomes incapacitated or dies during this Agreement, the Company shall remain obligated to pay the fees set forth in Sections 1.3 only for consulting services rendered by Batten before his incapacity or death.
4.4 Batten’s consulting services under this Agreement are non-assignable.  Except in that respect, this Agreement shall be binding upon and shall inure to the benefit of the Company and Batten and their respective heirs, personal representatives, successors, and assigns.
4.5 This Agreement represents the entire agreement of the parties with regard to the subject matter hereof.  The Agreement may be amended only by a writing signed by the party intended to be bound thereby.
4.6 The provisions hereof shall be interpreted in accordance with the internal laws of the State of Wisconsin.  In the event any of these provisions is deemed to be invalid or unenforceable, the same shall be severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.  If any provision is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

In Witness Whereof, the parties have signed and acknowledged this Agreement on the day and year first above written.

Michael E. Batten

TWIN DISC, INC.

By
John H. Batten
President and Chief Executive Officer

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